WinStar Announces Fully Subscribed $300 Million Private Placement of Convertible Preferred Stock

NEW YORK--(BUSINESS WIRE)--June 17, 1999--In a move to further strengthen its balance sheet, WINSTAR COMMUNICATIONS, INC. (NASDAQ:WCII) today announced it has agreed to sell $300 million of 7.25% Series F Convertible Preferred Stock through a Rule 144A institutional private placement. The placement, which is fully subscribed, is scheduled to close on June 22, 1999.

The shares are convertible by the holders into WinStar common stock at a price of $61.96 per share, which is a 23% premium To Whom It May Concern: the closing price on June 16, 1999. WinStar has no obligation to redeem the shares and may trigger conversion into common stock beginning in three years when its common stock trades at certain defined levels.

WinStar intends to use the net proceeds of the offering to expand its telecommunications operations and for general corporate purposes. The preferred stock will not be, and has not been, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

WinStar Communications, Inc. is a pioneer in providing business customers with broadband communications services, including local and long distance phone service, as well as high-speed Internet access, data and information services. WinStar provides these Wireless Fiber(SM) services in more than 30 U.S. markets over its own local broadband networks, using its licenses in the 28 and 38 GHz spectrum, which are connected to the company's nationwide fiber-optic network. In addition, the company offers Wireless Fiber services in two markets outside of the U.S. In the past year, WinStar has become one of the largest Internet companies in the U.S. Recently, the company announced a destination Web site for businesses, Office.com(SM), a service from WinStar.

WinStar is a registered trademark and Wireless Fiber and Office.com are service marks of WinStar Communications, Inc.

CONTACT:

WinStar Communications, Inc., New York

Financial Community:

Daniel Briggs

Director, Capital Market Relations

(212) 584-4032

dbriggs@winstar.com

or

Press:

Marianne Steiner

WinStar Completes Previously Announced $300 Million Private Placement of Preferred Stock


NEW YORK--(BUSINESS WIRE)--June 22, 1999--WINSTAR COMMUNICATIONS, INC. (NASDAQ:
WCII) today announced it has completed its $300 million Rule 144A institutional private placement of Senior Cumulative Exchangeable Preferred Stock, as scheduled and on the terms previously announced.

WinStar Communications, Inc. is a pioneer in providing business customers with broadband communications services, including local and long distance phone service, as well as high-speed Internet access, data and information services. WinStar provides these Wireless Fiber(SM) services in more than 30 U.S. markets over its own local broadband networks, using its licenses in the 28 and 38 GHz spectrum, which are connected to the company's nationwide fiber-optic network. In addition, the company offers Wireless Fiber services in two markets outside of the U.S. In the past year, WinStar has become one of the largest Internet companies in the U.S. Recently, the company announced a destination Web site for businesses, Office.com(SM), a service from WinStar.

WinStar is a registered trademark and Wireless Fiber and Office.com are service marks of WinStar Communications, Inc.

CONTACT:

WinStar Communications, Inc.

Financial Community:

Daniel Briggs

Director, Capital Market Relations

212/584-4032

dbriggs@winstar.com

or

Press:

Marianne Steiner

VP, Corporate Communications

212/584-4021